Exhibit 99.(d-1)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of the 31st day of May, 2013 by and between Fred Alger Management, Inc., a New York corporation (“Alger Management”) and AlgerGlobal Growth Fund, a registered open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts and (the “Fund” or the “Trust”).

WHEREAS, Alger Management is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund desires to retain Alger Management as the Fund’s investment adviser, and Alger Management is willing to serve as the Fund’s investment adviser;

NOW, THEREFORE, in consideration of the terms, conditions, and mutual covenants herein contained, the parties agree as follows:

1.     APPOINTMENT

The Fund hereby appoints Alger Management to act as an investment advisor for the period and on the terms set forth in this Agreement. Alger Management accepts such appointment and agrees to furnish the investment advisory services herein set forth for the compensation provided herein.

2.     DELIVERY OF DOCUMENTS

a)    The Fund has furnished Alger Management with copies of the following documents and will furnish Alger Management with copies of all future amendments and supplements thereto, if any:

i)      the Trust’s Amended and Restated Agreement and Declaration of Trust, as filed with the Secretary of State of the Commonwealth of Massachusetts on September 13, 2012;

ii)     the Trust’s By-laws;

iii)   resolutions of the Trust’s Board of Trustees (“Board”) authorizing the appointment of Alger Management and the execution and delivery of this Agreement;

iv)   the Fund’s Registration Statement on Form N-1A (“Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”) and under the 1940 Act as filed with the U.S. Securities and Exchange Commission (the “SEC”);

v)    the Fund’s Notification of Registration under the 1940 Act on Form N-8A as filed with the SEC; and

vi)   the currently effective Prospectus and Statement of Additional Information of the Fund (collectively the “Prospectus”).

b)    Alger Management has furnished the Fund with copies of the following documents and will furnish the Fund with copies of all future amendments and supplements thereto, if any:

i)      Alger Management’s Uniform Application for Investment Adviser Registration Form (“Form ADV”);

ii)    any written supervisory and operation policies and procedures of Alger Management that the Board may reasonably request;

iii)   Alger Management’s Code of Ethics which complies with Rule 17j-1 under the 1940 Act and related policies and procedures;

iv)   certificates of liability insurance evidencing Alger Management’s Errors and Omissions and Directors and Officers Liability and Fidelity Bond Coverage; and

v)    any other documents that the Board may reasonably request.

3.     INVESTMENT ADVISORY SERVICES

a)    MANAGEMENT OF THE FUND. Alger Management shall provide investment advisory services to the Fund, subject to the supervision of the Board and in accordance with this Agreement and the Prospectus. In furtherance of the foregoing, Alger Management shall:

i)      provide a continuous investment program for the Fund, including investment research and management with respect to all securities and investments;

ii)     make decisions with respect to all purchases and sales of assets of the Fund (“Fund Assets”);

iii)    place orders for the investment and reinvestment of Fund Assets; and

iv)   take on behalf of the Fund, all actions Alger Management may deem necessary in order to carry into effect such investment program and which are consistent with Alger Management’s functions as provided above.

b)    EMPLOYMENT AND APPOINTMENT OF THIRD PARTIES. In connection with the performance of its duties under this Agreement, from time to time Alger Management may employ or associate itself with such persons as Alger Management believes to be particularly fitted to assist Alger Management in the execution of its duties hereunder. Alger Management shall bear all costs of performance of such duties and no obligation may be incurred on the Fund’s behalf in such respect.

c)     COVENANTS. Alger Management shall carry out its investment advisory responsibilities in a manner consistent with: (i) the Prospectus; (ii) any applicable laws, including but not limited to the 1940 Act, the Advisers Act, the 1933 Act, and Subchapter M of the Internal Revenue Code of 1986, as amended, (iii) the Trust’s By-Laws; (iv) the Trust’s Agreement and Declaration of Trust; and (v) such other investment policies, procedures and/or limitations as adopted by the Trust with respect to the Fund.

d)    BOOKS AND RECORDS. Alger Management shall keep the books and records with respect to the Fund’s securities transactions required to be maintained by or on behalf of the Fund with respect to advisory services rendered hereunder in accordance with Section 31(a) of the 1940 Act and will furnish such periodic and special reports as the Board may reasonably request. Alger Management further agrees to preserve such records of the Fund for the periods prescribed by Rule 31a-2 of the 1940 Act and any such other applicable laws, rules, and regulations. Alger Management agrees that such records are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund’s request.

e)     REPORTS, EVALUATIONS, AND OTHER SERVICES. Alger Management shall render reports, evaluations, information or analyses to the Board with respect to the performance of its duties under this Agreement and the Fund, in such form and manner as the Board may request from time to time.

f)     PURCHASE AND SALE OF SECURITIES. Alger Management shall place all orders for the purchase and sale of portfolio securities for the Fund Assets with brokers or dealers selected by Alger Management, which may include brokers or dealers affiliated with Alger Management to the extent permitted by the 1940 Act and the Trust’s policies and procedures. The Fund understands that Fred Alger & Company Incorporated may be used as principal broker or dealer for securities transactions, to the extent permitted by law, but that no formula has been adopted for allocation of the Fund Assets’ investment transaction business. Alger Management shall obtain the best price and the most favorable execution available for the Fund. In assessing the best overall terms available for any transaction, Alger Management may consider various factors, including but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, research services provided to Alger Management, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In no event shall Alger Management be under any duty to obtain the lowest commission or the best net price for the Fund on any particular transaction. In connection with the placement of orders, the Fund’s sub-adviser, if any, will create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules, and regulations, including but not limited to

Section 31(a) of the 1940 Act and Section 3(d) of this Agreement. Pursuant to the provisions of Section 11(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), the Fund authorizes Alger Management to select a broker which is affiliated with Alger Management. In such case, the Fund consents that the broker may retain any compensation in connection with effecting transactions. The Fund may revoke such consent at any time upon written notice given to Alger Management.

g)     BROKERS OR DEALERS. Alger Management may, to the extent permitted by law, including but not limited to Section 28(e) of the Exchange Act, pay a broker or dealer who provides research services to Alger Management a commission for executing a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting such transaction if Alger Management determines in good faith that the excess commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of the particular transaction or Alger Management’s overall responsibilities with respect to the discretionary accounts that it manages. Alger Management shall render a written report to the Board, at least quarterly, regarding overall commissions paid by the Fund and their reasonableness in relation to their benefits to the Fund in accordance with Section 3(e) of this Agreement.

h)    AGGREGATION OF SECURITIES TRANSACTIONS. In executing portfolio transactions for the Fund, Alger Management may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased with those of its other clients if, in Alger Management’s reasonable judgment, such aggregation (i) will be likely to result in an overall economic benefit to Alger Management’s clients as a whole, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and trading requirements and (ii) is not inconsistent with the policies set forth in the Prospectus. In such event, Alger Management will allocate the securities so purchased or sold, and the expenses incurred in the transaction, in an equitable manner and consistent with its fiduciary obligations to the Fund.

4.     REPRESENTATIONS AND WARRANTIES

a)    Alger Management hereby represents and warrants to the Fund as follows:

i)      Alger Management is a corporation duly organized and in good standing under the laws of the State of New York and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;

ii)    Alger Management is registered as an investment adviser with the SEC under Alger Managements Act and shall maintain such registration at all times during the term of this Agreement;

iii)    Alger Management at all times shall use its best judgment and efforts in carrying out Alger Management’s obligations hereunder; and

iv)   Alger Management shall maintain the following insurance protection with respect to its obligations under this Agreement: (i) Directors and Officers and Errors and Omissions Insurance of such types and in such amounts as Alger Management may reasonably deem necessary to protect the Fund and its agents against loss from errors or omission in performance of Alger Management’s duties and obligations described in or contemplated by this Agreement; and (ii) Fidelity Bond Coverage of Adviser personnel which may be required under applicable law in connection with Alger Management’s services under this Agreement. Alger Management has provided the Fund with certificates of liability insurance evidencing the foregoing, and shall notify the Fund of any material changes thereto.

b)    The Fund hereby represents and warrants to Alger Management as follows:

i)      The Prospectus complies, in all material respects with applicable regulatory and disclosure requirements.

ii)     The Trust has been duly organized as a business trust under the laws of The Commonwealth of Massachusetts; and

iii)   The Trust is registered as an investment company with the SEC under the 1940 Act, and shares of the Fund are registered for offer and sale to the public under the 1933 Act and all applicable state securities laws where currently sold. Such registrations will be kept in effect during the term of this Agreement.

5.     COMPENSATION

As compensation for the services provided pursuant to this Agreement the Fund shall pay Alger Management and Alger Management agrees to accept as full compensation therefor an advisory fee, which shall be computed and accrued daily and payable on the first business day of each calendar month at the annual rate of .80% of the Fund’s average daily net assets for assets up to $500 million, and .70% of assets for assets in excess of $500 million. Such advisory fee shall begin to accrue as of the effective date of this Agreement. If the effective date of this Agreement is after the beginning of a calendar month, or this Agreement terminates prior to the end of a calendar month, such advisory fee shall be prorated according to the proportion which such portion of the month bears to the full calendar month. For the purpose of determining the advisory fee payable to Alger Management, the value of the Fund’s net assets shall be computed at the time and in the manner specified in the Prospectus, as in effect from time to time. Alger Management shall have the right to waive or reduce any portion of the advisory fee to which it is entitled under this Agreement. Any such waiver shall be in writing.

6.     LIMITATION OF LIABILITY OF THE TRUST

Alger Management acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust.

7.     LIMITATION OF ADVISER’S LIABILITY

In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Alger Management or a breach of fiduciary duty with respect to receipt of compensation, neither Alger Management nor any of its directors, officers, shareholders, agents or employees shall be liable or responsible to the Trust, the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or for any act or omission in the course of or connected with rendering services hereunder or for any loss suffered by the Trust, the Fund or any shareholder of the Fund in connection with the performance of this Agreement. No warranty is given by Alger Management as to the performance or profitability of any investments, cash or other property forming part of or constituting the Fund. Alger Management shall not take or omit to take any action which to the actual knowledge of the individual taking or omitting to take such action would prejudice the tax position of the Fund. Any stated limitations on liability shall not relieve Alger Management from any responsibility or liability Alger Management may have under state or federal statutes.

8.     INDEMNIFICATION

The Fund agrees to fully indemnify Alger Management on demand from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, other than those directly resulting from the willful misfeasance, bad faith or gross negligence on the part of Alger Management, its directors, officers, or employees, which may be imposed on, incurred by or asserted against Alger Management and related to the services provided under this Agreement. Alger Management agrees to fully indemnify the Fund on demand from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever directly resulting from the willful misfeasance, bad faith or gross negligence on the part of Alger Management, its directors, trustees, officers, or employees, which may be imposed on, incurred by or asserted against the Fund related to the services provided under this Agreement. The provisions of this Section 8 shall survive termination of this Agreement.

9.     NON-EXCLUSIVE SERVICES

The investment advisory services rendered by Alger Management hereunder are not to be deemed exclusive and Alger Management shall be free to provide similar investment advisory services to its other clients, so long as its services under this Agreement are not impaired thereby.

10.  EFFECTIVE DATE, AMENDMENT, AND TERMINATION

a)    This Agreement shall become effective as of the date first set forth above. The initial term of this Agreement shall end on October 31, 2013. Thereafter, this

Agreement shall continue for successive twelve (12) month periods, provided such continuance is specifically approved at least annually (i) by a vote of the majority of the Board who are not parties to his Agreement or interested persons of the Fund or Alger Management, cast in person at a meeting called for the purpose of voting on such approval and (ii) by a vote of the Board or a majority of the outstanding voting securities of the Fund.

b)    This Agreement may be amended at any time by mutual consent of the parties; the consent of the Trust must, except as otherwise permitted by or under the 1940 Act, be approved (i) by vote of a majority of the Board who are not parties to this Agreement or interested persons of the Fund or Alger Management, cast in person at a meeting called for the purpose of voting on such amendment and (ii) by vote of a majority of the outstanding voting securities of the Fund.

c)     This Agreement may be terminated by either party as further set forth in this Paragraph (c) at any time without payment of any penalty. Upon termination, all advisory fees (as defined in Section 5 of this Agreement) shall cease to accrue and become due and payable. This Agreement may be terminated by the Fund upon the vote of the Board or a majority of the outstanding voting securities of the Fund on sixty (60) days’ prior written notice to Alger Management. This Agreement may be terminated by Alger Management upon sixty (60) days’ prior written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment.

11.  CERTAIN DEFINITIONS

The terms “majority of the outstanding voting securities,” “assignment,” and “interested persons,” shall have the meanings set forth in the 1940 Act.

12.  EXPENSES

During the term of this Agreement, Alger Management will bear its expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund will bear certain other expenses, including: payment of the advisory fee; custody, transfer and dividend disbursing, and administration expenses; fees of Trustees who are not affiliated persons of Alger Management; legal and auditing expenses, clerical, accounting and other office costs; costs of preparing, printing and distributing Prospectuses and Fund shareholder reports; cost of maintaining the Fund’s existence; interest charges, taxes, brokerage fees and commissions; costs of stationery and supplies; expenses and fees related to registration and filing with the SEC and state regulatory authorities; costs of independent pricing service retained to assist in valuing the Fund Assets; the Fund’s proportionate share of the insurance premiums; costs attributable to shareholder services, including but not limited to, telephone and personnel expenses; costs of Fund shareholder and Board meetings; and any extraordinary expenses.

13.  GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the State of New York.

14.  SEVERABILITY

If any provision of this Agreement shall become or be made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15.  NOTICES

All notices under this Agreement shall be given in writing and shall be duly given if mailed or delivered to Alger Management at 360 Park Avenue South, New York, NY 10010 to the attention of Hal Leibes, Executive Vice President and to the Fund at 360 Park Avenue, New York, NY 10010 to the attention of Hal Liebes, Secretary. Notices shall be effective upon delivery.

16.  ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes any prior agreement or understanding between the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date written above.

FRED ALGER MANAGEMENT, INC.		ALGER GLOBAL GROWTH FUND

By:	/s/Hal Liebes	By:	/s/Hal Liebes
Name: Hal Liebes		Name: Hal Liebes
Title: Executive Vice President		Title: Secretary